As filed with the Securities and Exchange Commission on November 5, 2018

Registration Statement File No. 333-222849

Registration Statement File No. 333-218572

Registration Statement File No. 333-209343

Registration Statement File No. 333-205564

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-222849)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-218572)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-209343)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-205564)

TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WRKCo Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-3335141
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1000 Abernathy Road NE

Atlanta, GA 30328

(Address, including zip code, of principal executive offices)

_____________

WestRock Company Amended and Restated 2016 Incentive Stock Plan

Multi Packaging Solutions International Limited 2015 Incentive Award Plan

WestRock Company Employee Stock Purchase Plan

MeadWestvaco Corporation 2005 Performance Incentive Plan, as Amended and Restated

MeadWestvaco Corporation Compensation Plan for Non-Employee Directors

MeadWestvaco Corporation Deferred Income Plan

MeadWestvaco Corporation 1996 Stock Option Plan

Rock-Tenn Amended and Restated 2004 Incentive Stock Plan

Rock-Tenn 2004 Incentive Stock Plan

Rock-Tenn (SSCC) Equity Incentive Plan

Rock-Tenn Supplemental Retirement Savings Plan

(Full title of the plan)

_____________

Robert B. McIntosh

Executive Vice President, General Counsel and Secretary

WRKCo Inc.

1000 Abernathy Road NE

Atlanta, GA 30328

(770) 448-2193

(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________

Copies to:

Richard Hall, Esq.

Andrew C. Elken, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

WRKCo Inc., a Delaware corporation (formerly known as “WestRock Company”) (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all deferred compensation obligations and any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.	Registration Statement File No. 333-222849, filed with the SEC on February 2, 2018, registering 2,100,000 shares of Common Stock issuable under the WestRock Company Amended and Restated 2016 Incentive Stock Plan;

ii.	Registration Statement File No. 333-218572, filed with the SEC on June 6, 2017, registering 119,373 shares of Common Stock issuable under the Multi Packaging Solutions International Limited 2015 Incentive Award Plan;

iii.	Registration Statement File No. 333-209343, filed with the SEC on February 2, 2016, registering 12,100,000 shares of Common Stock issuable under the WestRock Company 2016 Incentive Stock Plan (renamed the WestRock Company Amended and Restated 2016 Incentive Stock Plan) and the WestRock Company Employee Stock Purchase Plan; and

iv.	Registration Statement File No. 333-205564, filed with the SEC on July 8, 2015, as amended by Post-Effective Amendment No. 1 to such Registrant Statement on Form S-8, filed with the SEC on June 6, 2016, registering (i) 25,745,463 shares of Common Stock issuable under the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Bargained Hourly Employees, the MeadWestvaco Corporation 2005 Performance Incentive Plan, as Amended and Restated, the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors, the MeadWestvaco Corporation 1996 Stock Option Plan, the Rock-Tenn Amended and Restated 2004 Incentive Stock Plan, the Rock-Tenn 2004 Incentive Stock Plan and the Rock-Tenn (SSCC) Equity Incentive Plan and (ii) $170,000,000 in deferred compensation obligations described therein with respect to the MeadWestvaco Corporation Deferred Income Plan and the Rock-Tenn Supplemental Retirement Savings Plan.

On November 2, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of January 28, 2018, among the Registrant, WestRock Company (formerly known as Whiskey Holdco, Inc.) (“WestRock”), KapStone Paper and Packaging Corporation (“KapStone”), Whiskey Merger Sub, Inc. and Kola Merger Sub, Inc., Whiskey Merger Sub, Inc. merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of WestRock, and Kola Merger Sub, Inc. merged with and into KapStone, with KapStone surviving such merger as a wholly owned subsidiary of WestRock (collectively, the “Mergers”). These Post-Effective Amendments are being filed as a result of the Mergers.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all deferred compensation obligations and any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 5, 2018.

WRKCO INC.

By:	/s/ Robert B. McIntosh
Robert B. McIntosh
Executive Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.